SERVICES AGREEMENT

The following is a services agreement among Atlantic Fund Administration, LLC, The Wright Managed Equity Trust and The Wright Managed Income Trust.

TABLE OF CONTENTS

SECTION 1	APPOINTMENT; DELIVERY OF DOCUMENTS	1
SECTION 2.	DUTIES OF ATLANTIC AND THE FUNDS; CONTRACT MANAGEMENT	2
SECTION 3.	STANDARD OF CARE; INDEMNIFICATION; RELIANCE; AND LIABILITY LIMITATIONS	6
SECTION 4.	COMPENSATION AND EXPENSES	8
SECTION 5.	EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT	9
SECTION 6.	ADDITIONAL FUNDS OR CLASSES OF SHARES	11
SECTION 7.	RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY	11
SECTION 8.	REPRESENTATIONS AND WARRANTIES	13
SECTION 9.	FORCE MAJEURE	14
SECTION 10.	ACTIVITIES OF ATLANTIC	14
SECTION 11.	AUDIT RIGHTS; COOPERATION WITH COMPLIANCE, OTHER SERVICE PROVIDERS AND INDEPENDENT ACCOUNTANTS	14
SECTION 12.	SERVICE DAYS	16
SECTION 13.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY	16
SECTION 14.	TAXES	16
SECTION 15.	MISCELLANEOUS	16
APPENDIX A:	FUNDS OF THE TRUST	1
APPENDIX B:	SERVICES	2
SCHEDULE A:	FEE SCHEDULE	5

SERVICES AGREEMENT

AGREEMENT dated as of January 4, 2010 (the “Effective Date”), by and among The Wright Managed Equity Trust, a Massachusetts business trust, with its principal place of business at 440 Wheelers Farms Road, Milford, Connecticut 06460 (the “Equity Trust”), The Wright Managed Income Trust, a Massachusetts business trust, with its principal place of business at 440 Wheelers Farms Road, Milford, Connecticut 06460 (the “Income Trust” and, together with the Equity Trust, each a “Trust” and, collectively, the “Trusts”), and Atlantic Fund Administration, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Suite 600, Portland, Maine 04101 (“Atlantic”).

W I T N E S S E T H :

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and may issue shares of beneficial interest with no par value, in separate series and classes; and

WHEREAS, each Trust offers shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by a Trust and made subject to this Agreement being herein referred to as a “Fund,” and collectively, the “Funds”) and the applicable Trust offers shares of various classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being here herein referred to as a “Class,” and collectively as the “Classes”); and

WHEREAS, the Trust desires that Atlantic perform certain services for each Fund and Class thereof, and Atlantic is willing to provide those services, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trusts and Atlantic, intending to be legally bound, hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a) Each Trust, on behalf of the applicable Funds, hereby appoints Atlantic, and Atlantic hereby agrees, to act or to cause an Affiliate to act for the Trusts and for each of the Funds for the period and on the terms set forth in this Agreement to provide the services set forth in Appendix B (the “Services”).  As the context may require (including in relation to the delivery of the Services and information, and compliance with recordkeeping requirements), references herein to Atlantic include Atlantic and such Affiliates to which Atlantic may from time to time subcontract the performance of the Services or any portion thereof pursuant to Section 5(f) of this Agreement.  Pursuant and subject to the provisions of this Agreement, including Section 5(f) hereof, Atlantic shall be fully responsible to the Trusts and the Funds for the acts and omissions of any such subcontractor as Atlantic is for its own acts and omissions under this Agreement.  For purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls or is under common control with such Person; the term “Person” means any natural person or incorporated or unincorporated entity; and the term “control” means ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or the right to control the appointment of the board of directors, management or executive officers of that Person.

(b)           In connection therewith, the Trusts have delivered to Atlantic, on behalf of each Fund, or Atlantic has received copies of (i) each Trust’s Declaration of Trust and By-Laws (collectively, as amended from time to time, “Organic Documents”), (ii) each Trust’s “Registration Statement” and all amendments thereto with respect to each Fund filed with the US Securities and Exchange Commission (“SEC”) pursuant to the 1940 Act or the Securities Act of 1933, as amended (“Securities Act”), (iii) the current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), (iv) each current plan of distribution or similar document adopted by the Trusts under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Trusts (“Service Plan”) and (v) all applicable procedures adopted by the Trusts with respect to each Fund (the “Policies and Procedures”), and shall promptly furnish Atlantic with all amendments of or supplements to the foregoing.  The Trusts shall deliver to Atlantic a certified copy of the resolutions of the Board of Trustees of each Trust (the “Boards”) appointing Atlantic and authorizing the execution and delivery of this Agreement.

SECTION 2. DUTIES OF ATLANTIC AND THE FUNDS; CONTRACT MANAGEMENT

(a)           Subject to the direction and control of the Boards and as detailed in this Agreement, Atlantic shall manage, coordinate and report to the Boards regarding the (i) Services and (ii) such other matters related to the services provided to the Trusts and the Funds by Atlantic as may be specifically set forth in this Agreement.

(b)           With respect to one or more Funds, as applicable, and subject to the terms and conditions of this Agreement, Atlantic shall provide the Services.  Notwithstanding anything in this Agreement to the contrary, the parties agree that Atlantic’s services shall be limited to those related to the Funds and that Atlantic will not be providing Services pertaining to the Trusts or any affiliates of the Trusts that are not Funds.

(c)           Atlantic shall reasonably cooperate with the Funds to accommodate non-material changes and adjustments to any Service; each Trust and each of the Funds recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect.  If (i) any Trust or any Fund requests (A) the addition of a new service, or (B) any material change or adjustment to any Service, or (ii) in the event that a Fund materially amends its Policies and Procedures or there is a material change in Law (as defined below) related to or affecting any Service (collectively, a “Service Change”), the parties shall cooperate with one another to implement such addition, change or adjustment in a manner that minimizes any material adverse effect on the Trusts or the Funds.  The parties shall mutually determine the date on which such Service Change shall take place, and develop a written plan to implement such Service Change (a “Service Change Plan”), as well as any implementation or additional fees and expenses that may be required to effect such Service Change.  Each Service Change Plan will include applicable obligations for each party and will specify (A) actions to be taken by parties to agreements, arrangements or understandings with unaffiliated Persons, and (B) an effective date for the completion of the Service Change Plan.  Notwithstanding the foregoing, Atlantic shall have no obligation to effect any Service Change unless and until it has agreed to do so in writing.  Any Service Change made by the parties shall become part of the Services for all purposes under this Agreement thereafter.  For purposes of this Agreement, the foregoing shall be the “Change Control Process.”

(d)           In addition to the limitation of liability set forth in Section 3 of this Agreement, Atlantic shall not be liable to the Trust, the Funds or any other Person for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic’s ability to comply with its obligations under this Agreement):

(i)
if any relevant condition precedent upon which performance of the relevant Service depends (“Dependencies”) are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic required to be provided or taken under this Agreement;

(ii)	if the failure to perform the Services is at the request or with the consent of the applicable Fund or the Trust;

(iii)
if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Person that is not an Affiliate of Atlantic, that provides services to the Funds (“Third Party Service Provider”) including, without limitation, any adviser, underwriter for a Fund, brokers or other intermediaries through which a Fund’s shares may be sold or distributed (“Fund Intermediaries”) and any other current or predecessor service providers to the Trust or the Funds or (B) valuation or market information providers, pricing services, couriers, software houses, custodians clearing systems or depositories, provided, that (1) if any such Person described in clause (B) above is chosen by Atlantic, then the selection of such Person must have been reasonable under the circumstances; and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of a Fund or a Trust (“Non-Discretionary Subcontractors”); and/or

(iv)	if any Law to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic.

Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(d) above subsist, provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred).  If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify the Trusts and the Funds shall, upon receipt of appropriate supporting materials, reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.  For purposes of this Agreement, (i) the capitalized term “Law” means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof and (ii) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction.

(e)           Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Prospectus, its Organic Documents or any Law.  Each Trust and each Fund acknowledges and agrees that (i) the summaries of the Services set out in Appendix B are intended to define the scope of the Services to be provided; and (ii) subject to each Board’s right to audit the efficacy of the Atlantic Processes pursuant to Section 11 of this Agreement, the procedures, features, functionalities, systems and/or facilities (“Atlantic Processes”) that support the provision of the Services by Atlantic or any Affiliated subcontractor shall be a matter for the sole discretion of Atlantic.  Except as otherwise specifically provided in Appendix B with respect to the Services, each Fund assumes all responsibility for ensuring that the Fund complies in all material respects with all applicable requirements of Law.

(f)           Atlantic shall perform the Services (i) in material compliance with Laws applicable to Atlantic and (ii) subject to the terms of this Agreement, in observance of the Policies and Procedures.  Without limiting the foregoing, Atlantic shall promptly after obtaining knowledge thereof use its commercially reasonable efforts to correct any errors that have been made in connection with its Services rendered hereunder, including errors of judgment or mistakes of Law, in accordance with the Trust’s applicable Policies and Procedures; provided, however, that the liability of Atlantic for any such error shall be subject to the provisions of Section 3 hereof relating to limitation of liability

(g)           Atlantic shall (i) promptly notify each Trust, each Fund’s compliance department (“Compliance”), if any, and its legal counsel (“Fund Counsel”), if any, of any material violation of Law known to Atlantic by any Fund and (ii) at each meeting of the Board and at such other times as determined appropriate by Atlantic, notify the Board of any other violation of Law by Atlantic or a Third Party Service Provider affecting the Funds of which Atlantic becomes aware in providing the Services, including as a result of information generated by Atlantic, detected through Atlantic’s internal or external audit procedures or provided to Atlantic by other service providers to the Trust, the Funds or any Atlantic subcontractor.  In addition, Compliance will receive reports pursuant to Section 11 of this Agreement.

(h)           Prior to the commencement of Atlantic’s responsibilities under this Agreement with respect and to the extent applicable to a Fund as to which this Agreement becomes effective after the Effective Date (a “new Fund”), the Trusts shall deliver or cause to be delivered over to Atlantic (i) an accurate list of the record holders of shares of any of the Funds (“Shareholders”), showing each Shareholder’s address of record, number and Class of shares owned and whether such shares are represented by outstanding share certificates and (ii) all Shareholder and Fund records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Atlantic under this Agreement.

(i)      Atlantic will appoint one individual with sufficient seniority, experience and authority to oversee Atlantic’s performance under this Agreement (the Atlantic “Contract Manager”) and, for periods when any Contract Manager is absent due to illness or vacation, a deputy for him or her, who will be the primary point of contact for the Trusts and the Funds.  One of Trusts’ officers, or such other Person designated by the Boards from time to time, shall be the “Contract Manager” for the Trusts and the Funds.  The Contract Managers for each party shall be responsible for the overall management of this Agreement.  Subject to and as contemplated by this Agreement (including specifically Section 11), the Contract Managers or their respective deputies will have the authority and be given the primary responsibility to:

(i)	oversee matters relating to their respective appointing party that are set out in this Agreement;

(ii)	represent the appointing party in relation to this Agreement and make or communicate management decisions by or on behalf of the appointing party on day-to-day issues;

(iii)
on behalf of the appointing party and in relation to this Agreement, receive and respond to, and deliver, (A) requests for information and reports and (B) notices and communications, excepting for Instructions and as otherwise specifically provided in this Agreement;

(iv)	monitor the appointing party’s compliance with its obligations under this Agreement;

(v)	review the performance of the Services;

(vi)
conduct preliminary discussions concerning new, or changes to existing Services, including a determination of whether any such change or addition requires or does not require a Service Change before implementation;

(j)       Each party shall notify the other party promptly of any planned change of its Contract Manager or any deputy to the Contract Manager.

(k)              Each party shall cause its Contract Manager to attend:

(i)	a quarterly meeting (or as otherwise agreed by the Contract Managers) at which Atlantic’s performance of the Services shall be reviewed; and

(ii)	a periodic meeting (as agreed by such persons) at which strategic review and planning issues in relation to the Services are discussed.

Each party shall provide its Contract Manager with such information and documentation as may be reasonably necessary for the Contract Manager to carry out its functions.  The Contract Managers shall agree on the form and content of the minutes of each such meeting or any other report relating to the foregoing and the Services (i) that may be requested by the Board or (ii) to be delivered to the Boards.

SECTION 3. STANDARD OF CARE; INDEMNIFICATION; RELIANCE; AND LIABILITY LIMITATIONS

(a)           Atlantic shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Atlantic in writing.  Atlantic shall use commercially reasonable judgment and efforts in rendering the Services; provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Atlantic shall not be liable to the Trusts, the Funds, any Shareholders or any other Person for any action or inaction of Atlantic relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Atlantic’s duties or obligations under this Agreement or Atlantic’s reckless disregard of its duties and obligations under this Agreement (the “Standard of Care”).

(b)           The Trust and each of the Funds agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any person who controls Atlantic within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (“Atlantic Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which Atlantic would be liable under Section 3(a).

(c)           Atlantic agrees to indemnify and hold harmless each Fund, its employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, in either clause (A) or clause (B), solely for which Atlantic would be liable under Section 3(a).

(d)           An Atlantic Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon and consistent with:

(i)
the advice of the Trust, the Funds or of counsel, who may be counsel to the Trust or the Funds or external counsel to Atlantic, and upon statements of accountants, brokers and other persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

(ii)
any oral instruction that it receives and that it reasonably believes in good faith was transmitted by the Person or Persons authorized by the Trusts or the Funds to give such oral instruction.  Atlantic shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii)
any written instruction or certified copy of any resolution of a Board, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed;

(iv)
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by the Trusts or the Funds or other proper party or parties; or

(v)
any electronic instructions from the Trusts or the Funds in conformity with security procedures established by Atlantic from time to time in order to (x) effect the transfer or movement of cash or shares or (y) transmit Shareholder information or other information.

(e)           With respect to Funds that do not value their assets in accordance with Rule 2a-7 under the 1940 Act, notwithstanding anything to the contrary in this Agreement, Atlantic shall not be liable to any Trust or any Shareholder of any Fund for (i) any loss to any Trust or any Fund if a net asset value (“NAV”) difference (as defined below, an “NAV Difference”) for which Atlantic would otherwise be liable under this Agreement is less than or equal to 0.001 (1/10 of 1%) of the Recalculated NAV, as defined below, or (ii) any loss to a Shareholder of the Funds if (x) the NAV Difference for which Atlantic would otherwise be liable under this Agreement is less than or equal to 0.005 (1/2 of 1%) of the Recalculated NAV or (y) the loss in the Shareholder’s account with the Fund is less than or equal to $25 or such other amount as may be set forth in the then-current Prospectus or statement of additional information for the affected Fund.  Any loss for which Atlantic is determined to be liable hereunder pursuant to Section 3(e)(i) shall be reduced by the amount of gain that inures to the affected Fund.  In addition, with respect to any loss for which Atlantic is determined to be liable hereunder pursuant to Section 3(e)(ii), Atlantic shall have the right to debit Shareholder accounts to recover any gains resulting from an NAV Difference unless an affected Shareholder is no longer a Shareholder (in which event Atlantic shall be subrogated to any rights to collect such gain that the Trust has under applicable Law).

(f)           For purposes of this Agreement, (i) an NAV Difference shall mean the difference between the NAV at which a Shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected, divided by the Recalculated NAV, (ii) any NAV Difference and any Atlantic liability therefrom are to be calculated each time a Fund’s (or class’s) NAV is calculated, (iii) in calculating any NAV Difference for which Atlantic would otherwise be liable under this Agreement for a particular NAV error, losses and gains of the affected Fund or class shall be netted and (iv) in calculating any NAV Difference for which Atlantic would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, losses and gains of the affected Fund or Class for the period shall be netted.

(g)           In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(h)           Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.

(i)           Atlantic’s liability to the Trusts and the Funds for any losses or damages in contract, tort or otherwise, arising out of the subject matter of this Agreement shall be limited to those actual and direct damages that are reasonably incurred by the Trusts and the Funds and shall not exceed the fees paid by the Trust and the Funds in respect of the Services during the twenty four (24) months immediately preceding the date of the event giving rise to the claim.  In any event, none of the Trusts, the Funds or Atlantic will be liable for: (i) special, indirect, incidental, consequential or punitive damages of any Person, including, without limitation, any loss of profits, loss of business, interruption of business or third parties damages; (ii) any claim arising from the Trust’s or the Funds’ failure to perform their respective responsibilities as specified in this Agreement; (iii) any claim against any other party (including, without limitation, any Shareholder); or (iv) any claim resulting from the failure of any third party communication or transmission devices, but only to the extent beyond such party’s reasonable control.  This Section 3 states Atlantic’s sole liability and the Trusts’ and the Funds’ exclusive remedy with respect to the services provided hereunder.

SECTION 4.  COMPENSATION AND EXPENSES

(a)           In consideration of the Services provided by Atlantic pursuant to this Agreement, the Trusts and the Funds shall pay Atlantic the fees set forth in a separate document agreed to from time to time by the parties (the “Fee Schedule”).  These fees shall be payable monthly in arrears on the second business day of each calendar month for services performed under this Agreement during the prior calendar month.  Reimbursement shall be payable monthly in arrears on the second business day of each calendar month for services performed under this Agreement during the prior calendar month.

If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to Atlantic such compensation as shall be payable prior to the effective date of termination.

(b)           Notwithstanding anything in this Agreement to the contrary, Atlantic and its Affiliated persons may receive compensation or reimbursement from the Trust and the Funds with respect to (i) the provision of services not covered by this Agreement on behalf of the Funds in accordance with any Service Plan, (ii) the provision of shareholder support or other services not covered by this Agreement, and (iii) service as a director, manager or trustee of a Fund.

(c)           In connection with the services provided by Atlantic pursuant to this Agreement, each Trust, on behalf of each applicable Fund, agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule.  In addition, each Trust, on behalf of the applicable Fund, shall reimburse Atlantic for all expenses and employee time (at 150% of salary) attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Funds’ accounts and records by the Funds’ independent accountants or any regulatory body of which the Funds are first notified and that are not attributable to any negligent action or inaction of Atlantic.

(d)           Atlantic may, with respect to questions of law relating to its services hereunder, and with the Trusts’ consent, apply to and obtain the advice and opinion of counsel to the Funds.  The costs of any such advice or opinion of counsel to the Funds shall be borne by the Funds, and Atlantic shall notify the Trusts of any such advice and shall cooperate with the Trusts and the Funds to ensure that such costs are reasonable.

SECTION 5. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)           This Agreement shall become effective as between Atlantic and the Trust on the Effective Date.  This Agreement shall have a term beginning on the Effective Date and ending on December 31, 2012.  This Agreement shall become effective with respect to a new Fund on the date of the commencement of operations of the Fund.  Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to Atlantic’s provision of Services to the Trusts or the Funds.

(b)           This Agreement shall continue in effect (i) until terminated in its entirety or (ii), with respect to any Fund or with respect to any one or more of the Services covered by Appendix B, as applicable, provided to any one or more of the Funds, until terminated as to a Fund or a Service provided to a Fund.

(c)           This Agreement may be terminated (A) in its entirety or (B) with respect to any Fund or with respect to any one or more of the Services covered by Appendix B, as applicable, provided to any one or more of the Funds (a “Partial Termination”), without the payment of any penalty:

(i)
with or without cause, at any time, by either party on the date specified in a written notice to the other party provided not less than 120 days prior to the termination date specified in the notice; provided that in the event a Fund gives notice of a Partial Termination, Atlantic shall have thirty (30) days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement (and any such notice from Atlantic shall be deemed to have been given as of the date of the original notice from the Fund and with the same effective date as that set forth in such notice from the Fund); provided further, that in the event Atlantic gives notice of termination or of a Partial Termination, the applicable Board may delay the termination or Partial Termination for up to sixty (60) days upon written notice to Atlantic and a finding that doing so is in the best interest of shareholders of the affected Fund or Funds; and

(ii)
for cause at any time by the non-breaching party on at least sixty (60) days’ written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to Atlantic, the failure by Atlantic to act consistently with the standard of care set forth in Section 3(a); provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party.

(d)           Upon notice of termination by either party of this Agreement, in its entirety or with respect to any Fund or any Service provided to any Fund, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities.  Should the Trusts or the Funds exercise their right to terminate this Agreement, the Trusts and the Funds shall reimburse Atlantic for Atlantic’s reasonable costs associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities (“termination costs”); provided, however, that, notwithstanding anything herein to the contrary, the Trusts and the Funds shall have no obligation to reimburse Atlantic for its costs if the Trusts and the Funds terminate this Agreement pursuant to clause (ii) of subsection (c) above or if Atlantic terminates this Agreement pursuant to clause (i) of subsection (c) above.

(e)           The provisions of Sections 3, 4, 5, 7, 13 and 15 shall survive any termination of this Agreement.

(f)           Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.  Subject to prior notice to the Trust, Atlantic may, without further consent on the part of the Trust or the Funds, (i) assign this agreement to any Affiliate of Atlantic or (ii) subcontract for the performance hereof with any entity, including an Affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Funds for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Funds to Atlantic under this Agreement for the Services.  Notwithstanding the foregoing, (A) Atlantic shall not be liable for the acts or omissions of any Non-Discretionary Subcontractors and (B) Atlantic may subcontract for the performance hereof with Atlantic Accounting Services, LLC without prior notice; provided however, that Atlantic shall be as fully responsible to the Funds for the acts and omissions of Atlantic Accounting Services, LLC as Atlantic is for its own acts and omissions and that no such subcontract will increase the compensation payable by the Funds to Atlantic under this Agreement for the Services.

SECTION 6.  ADDITIONAL FUNDS OR CLASSES OF SHARES

In the event that any Trust or any Fund establishes one or more series or classes of shares after the effectiveness of this Agreement for which the applicable Trust or the applicable Fund requests Atlantic to provide the Services and Atlantic agrees to do so, each such series or class of shares shall become a Fund, or class of shares of a Fund (if applicable), under this Agreement and shall be added to the Fee Schedule.

SECTION 7.  RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

(a)           Atlantic shall prepare and maintain on behalf of the Funds the books and records detailed in the Appendices and such other records as are agreed from time to time in writing by Atlantic and the Trusts (the “Fund Records”).  The books and records maintained by Atlantic shall be prepared, maintained and, subject to Section 7(d) below, preserved by Atlantic in such form, for such periods and in such locations as may be required by the Laws applicable to the Funds.  The Fund Records in Atlantic’s possession shall be the property of the Funds.

(b)           Subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, each Fund and its authorized representatives and any Governmental Authority with jurisdiction over the Funds shall have reasonable access to the Fund Records at all times during Atlantic’s normal business hours.  Upon the reasonable advance request of the Funds, the Trusts or Compliance, copies of Fund Records shall be provided by Atlantic to the applicable Fund or its authorized representatives, provided that the applicable Trust or the applicable Fund shall pay Atlantic’s reasonable costs of copying the Fund Records.

(c)           If Atlantic receives a request or demand from a third party, including a Governmental Authority with jurisdiction over a Fund, to inspect any Fund Records, Atlantic will endeavor to notify the applicable Trust and the Fund and to secure instructions from the Trust, the Fund or an authorized representative about such inspection.  Atlantic shall abide by such instructions for granting or denying the inspection; provided, that Atlantic may grant the inspection without instructions or in contravention of instructions if Atlantic is advised by counsel to Atlantic or the Fund that failure to do so is substantially likely to result in liability to Atlantic; and provided, further, that in such event, Atlantic shall endeavor promptly to advise the Trust of such contrary advice, to the extent practicable in advance of any inspection.

(d)           Upon termination of this Agreement, Atlantic shall, subject to payment of all undisputed amounts due to Atlantic hereunder and at the expense and direction of the Funds, transfer to the Funds or any successor service provider all Fund Records in the electronic or other medium in which such material is then maintained by Atlantic.

(e)           Each Trust and each Fund acknowledges that the information provided by Atlantic pursuant to Section 11 of this Agreement, databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Atlantic on databases under the control and ownership of Atlantic or a third party retained by Atlantic constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial importance to Atlantic or the third party.  Each Trust and each Fund agrees to treat all Proprietary Information as proprietary to Atlantic and further agrees that it shall (i) maintain as confidential any Proprietary Information and (ii) cause its employees and other officers, directors and representatives to treat as confidential any Proprietary Information, and Atlantic may request and shall receive from any such persons an executed acknowledgement by them of such obligations.

(f)           The Trusts and the Funds, on the one hand, and Atlantic, on the other hand, (for purposes of Sections 7(f) and 7(g), each a “Receiving Party”) agree to keep confidential all information disclosed by the other party (for purposes of Sections 7(f) and 7(g), each a “Disclosing Party”), including, without limitation, all forms and types of financial, business, marketing, operations, technical, economic, engineering and personnel information of the Disclosing Party, whether tangible or intangible.

(g)           Notwithstanding any provision of this Agreement to the contrary, the Trusts, the Funds and Atlantic agree that the following information shall not be deemed confidential information: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third Person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(h)           Notwithstanding any provision of this Agreement to the contrary, Atlantic may: (i) provide information to Atlantic’s counsel and to persons engaged by Atlantic, the Trusts or the Funds to provide Services; (ii) provide information consistent with operating procedures that are customary with respect to the services in the industry; (iii) identify each Trust and each Fund as a client of Atlantic for Atlantic’s sales and marketing purposes; and (iv) provide information as approved by a Trust, a Fund or its authorized representative.

(i)           Atlantic acknowledges that certain Shareholder information made available by the Trusts and the Funds to Atlantic or otherwise maintained by Atlantic under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy laws (collectively, “Privacy Laws”).  Atlantic agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Atlantic and the Funds; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect against access to such information by unauthorized persons; and (iv) to cooperate with the Funds and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties, including to the extent Atlantic maintains or otherwise possesses consumer report information for a business purpose, the proper disposal of such information.

(j)           Atlantic shall establish and maintain commercially reasonable facilities and procedures for safekeeping of all records maintained by Atlantic pursuant to this Agreement.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

(a)           Representations and Warranties of Atlantic.  Atlantic represents and warrants to the Trust and the Funds that:

(i)	It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)
It is empowered under Law applicable to Atlantic and by its Certificate of Formation pursuant to which it was formed as a limited liability company in the State of Delaware, and its limited liability company agreement, to enter into this Agreement and perform its duties under this Agreement;

(iii)	All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(v)
This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Atlantic, enforceable against Atlantic in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)           Representations and Warranties of the Trusts.  Each Trust, severally and not jointly, represents and warrants to Atlantic that:

(i)	It is a business trust duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts.

(ii)	It is empowered under Law applicable to each Fund and by its Organic Documents to enter into this Agreement and perform its duties under this Agreement.

(iii)	All requisite trust proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(iv)	It is and will remain an open-end management investment company registered under the 1940 Act.

(v)
This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(vi)
A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Funds and Classes of the Trust being offered for sale.

SECTION 9.  FORCE MAJEURE

Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.  In addition, to the extent Atlantic’s obligations hereunder are to oversee or monitor the activities of third parties, Atlantic shall not be liable for any failure or delay in the performance of Atlantic’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Atlantic.

SECTION 10.  ACTIVITIES OF ATLANTIC

Except to the extent necessary to perform Atlantic’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic’s right, or the right of any of Atlantic’s managers, officers or employees who also may be a trustee, officer or employee of the Funds, or Persons who are otherwise affiliated persons of the Funds to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual, association or other entity.

SECTION 11.  AUDIT RIGHTS; COOPERATION WITH COMPLIANCE, OTHER SERVICE PROVIDERS AND INDEPENDENT ACCOUNTANTS

(a)           Upon a Fund’s reasonable request and subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, Atlantic will permit authorized representatives of the Fund to visit with the appropriate personnel at Atlantic (or such Affiliated subcontractors) in order to conduct due diligence on, audit, inspect or otherwise examine the Services Operations and the Atlantic Processes (collectively, “Reviews”).  The Trusts and the Funds agree that a Review may cover the entire scope of the Services Operations and will occur at Atlantic’s (or such Affiliated subcontractors’) facilities upon reasonable advance notice and will be scheduled to occur during regular business hours.  The expenses incurred by a Person conducting a Review shall not be borne by Atlantic.  The parties will cooperate to minimize the disruption associated with Reviews, including the scope and timing of such Reviews.  On-site Reviews of Atlantic (or such Affiliated subcontractors) will be limited to two (2) Reviews per calendar year, except if and to the extent that material service, information security or compliance issues with respect to Atlantic’s (or such Affiliated subcontractors’) operations related to the Services (“Services Operations”) merit additional Reviews in the reasonable opinion of Compliance or a Review is requested in writing by an Adviser to a Fund; for the avoidance of doubt, a Review shall not include routine discussions about scheduling Reviews or other discussions between the Contract Managers or their deputies pursuant to Section 2.

(b)           Atlantic shall provide certifications about Atlantic’s Services Operations and such other matters in such form as may be mutually agreed by the parties with the frequency and to the person(s) as may be mutually agreed by the parties taking into account industry standards for such certifications.

(c)           If Atlantic is notified in writing by a Governmental Authority that Atlantic (or any Affiliated assignee or subcontractor of a material portion of the Services) is in violation of any Law applicable to Atlantic (or such assignee or subcontractor) and related to the Services, Atlantic shall:

(i)	determine whether such Law applies to Atlantic (or such assignee or subcontractor) and whether Atlantic (or such assignee or subcontractor) is in violation of such applicable Law;

(ii)	provide Compliance with a report identifying the cause of, and the intended procedure/steps for correcting or resolving, such violation and the timeline for completing such procedure/steps;

(iii)
with respect to any such violation that is material, and if requested by Compliance, meet with Compliance or an executive officer of the Trust or the Fund to discuss such violation and such intended procedure/steps and timeline; and

(iv)	implement the intended procedure/steps for correcting such failure.

Atlantic shall notify Compliance upon completing the intended procedure/steps for correcting any such failure or violation.

(d)           Subject to the provisions of this Agreement (including the Fee Schedule, the Change Control Process and Section 7 related to confidentiality), Atlantic shall provide such additional cooperation or information (to the extent not covered by the foregoing provisions of this Section 11) with respect to Atlantic, the Atlantic Processes and the Services Operations as the Trusts, Compliance and each Fund’s independent public accountants may reasonably request.

(e)           Notwithstanding any other provision of this Agreement to the contrary, to the extent Atlantic is under this Agreement (including the Appendices) required to deliver or provide data, information or reports to the Funds or Compliance, Atlantic shall be deemed to have satisfied any such obligation if it has provided commercially reasonable access to a single database per Service containing the required data, information or report, which access may be granted subject to reasonable confidentiality and security requirements.

SECTION 12.  SERVICE DAYS

Nothing contained in this Agreement is intended to or shall require Atlantic, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of a Fund.  Functions or duties normally scheduled to be performed on any day, which is not a business day of a Fund, shall be performed on, and as of, the next business day, unless otherwise required by law.

SECTION 13.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees and officers of the Trusts, the officers of the Funds and the Shareholders shall not be liable for any obligations of the Trusts or of the Funds under this Agreement, and Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which Atlantic’s rights or claims relate in settlement of such rights or claims, and not to the trustees or officers of the Trust, the officers of the Funds or the Shareholders.

SECTION 14.  TAXES

Atlantic shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Funds or any Shareholder or any purchase of shares, excluding taxes assessed against Atlantic for compensation received by it under this Agreement, unless the taxes, assessments or governmental charges are the result of acts or failures to act for which Atlantic would be liable under Section 3(a).

SECTION 15.  MISCELLANEOUS

(a)           Except for the Fee Schedule to add new Funds and Classes in accordance with Section 6, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of New York without regard to its principles of conflicts of law except Sections 5-1401 and 5-1402 of the New York General Obligations Law.

(c)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any agreement executed prior to the date hereof with respect to the subject matter hereof (i.e., the provision of Services by Atlantic to the Funds), whether oral or written.

(d)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(h)           Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(i)           No affiliated person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic’s obligations under this Agreement.

(j)           Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

(k)           Notwithstanding any provision of this Agreement to the contrary, Atlantic shall not be obligated to provide legal representation to any Trust or any Fund, including through the use of attorneys that are employees of Atlantic.

(l)           Each Appendix to this Agreement is part of the Agreement.  In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.  To the extent that Atlantic is required to deliver a report to a Trust or a Fund under this Agreement, such obligation cannot be discharged by Atlantic delivering such report to itself or to an Affiliated subcontractor (including itself or such Affiliated subcontractor acting in any capacity under this Agreement other than in its capacity in delivering such report).

(m)           Except as specifically set forth in Sections 3(b) and (c), there are no third party beneficiaries of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE WRIGHT MANAGED EQUITY TRUST

By:  /s/ Peter M. Donovan

THE WRIGHT MANAGED INCOME TRUST

By:  /s/ Peter M. Donovan

ATLANTIC FUND ADMINISTRATION, LLC

By:  /s/ Stacey Hong
    Stacey Hong
    President

APPENDIX A: FUNDS OF THE TRUSTS

The Wright Managed Equity Trust

Fund Name                                                                      Class Name                                CUSIP                         Symbol
Wright International Blue Chip Equities Fund                            Standard Shares                         98235F404                            WIBCX
Wright Selected Blue Chip Equities Fund                                    Standard Shares                         98235F107                           WSBEX
Wright Major Blue Chip Equities Fund                                        Standard Shares                         98235F305                            WQCEX

The Wright Managed Income Trust

Fund Name                                                                      Class Name                                CUSIP                         Symbol
Wright Total Return Bond Fund                                                   Standard Shares                         982349300                            WTRBX
Wright Current Income Fund                                                         Standard Shares                         982349607                            WCIFX

APPENDIX B:  SERVICES

Pursuant to the Services Agreement (the “Agreement”) by and among The Wright Managed Equity Trust, the Wright Managed Income Trust and Atlantic Fund Administration, LLC, Atlantic shall provide the following services, subject to the terms and conditions of the Agreement and this Appendix B.  Capitalized terms used herein shall have the meanings ascribed thereto in the Agreement:

Fund Accounting Services

1.           Services Related to Calculation of Accounting Items, Determination of NAV and Maintenance of a General Ledger (“Accounting Services”)

Atlantic shall:

(a) Calculate the net asset value per Share (“NAV”) on each Fund business day or with such frequency as is required to facilitate trading of the Shares, but no more frequently than once each Fund business day.

(b) Calculate each item of income, expense, deduction, credit, gain and loss, if any, and process each Fund’s stated expense ratio as required by the Trust and the Adviser and in conformance with generally accepted accounting principles (“GAAP”), the SEC’s Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws) (the “Code”).

(c) Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(d) Calculate the “SEC yield” and money market fund seven and thirty day yields for the Fund and each Class thereof, as applicable and, subject to the Change Control Process, such other measures of performance as may be requested by the Trust or an Adviser.

(e) Prepare and record once daily, as of the time when the NAV of a Fund is calculated or at such other time as otherwise directed by the Trust, either (A) a valuation of the assets and liabilities of the Fund (unless otherwise specified in or in accordance with the Trust’s Portfolio Securities Valuation Procedures, based upon the use of third party securities pricing services normally used and contracted for this purpose by Atlantic in the case of securities for which information and market price or yield quotations are readily available, and based upon evaluations conducted in accordance with the Trust’s instructions in the case of all other assets and liabilities) or (B) periodic  calculation confirming that the market value of the Fund’s assets does not deviate from the amortized cost value of those assets by more than a specified percentage.

(f) Maintain each Fund’s general ledger and record all income, gross expenses, capital share activity and cash and security transactions of each Fund.

2.           Services Related to Reporting of Data and Provision of Other Information

Atlantic shall:

(a) Provide the Trust and such other persons as the Trust may direct with standard fund reporting available through Atlantic’s Internet reporting application or other delivery arrangements used from time to time by Atlantic.

(b) Provide appropriate records to assist each Fund’s independent accountants and such other persons as the Trust may direct.

(c) Provide information typically supplied in the investment company industry to each Fund’s transfer agent.

(d) Transmit the NAVs and dividend factors of the Fund to such persons as directed by the Trust or the Adviser.

(e) Provide the Trust and such other persons as the Trust may direct with the data requested by the Trust that is required to update the Registration Statement.

(f) Provide the Trust, the Adviser, the independent accountants for the Fund, and such other persons as the Trust may direct  data maintained by Atlantic requested with respect to the preparation of the Fund’s income, excise and other tax returns.

(g) Provide the Trust, the Adviser, the Public Accountants, and such other persons as the Trust may direct, and explain as required, unadjusted Fund data directly from the portfolio accounting system for any Fund business day and other data reasonably requested for the preparation of the Fund’s semi-annual and annual financial statements.

(h) Transmit to and receive from each Fund’s transfer agent appropriate data to reconcile Shares outstanding and other data.

(i) Transmit to and receive from each Fund’s custodian appropriate data to reconcile daily cash.

3.           Services Related to Distributions and Reconciliation of Data

Atlantic shall:

(a)	Process all distributions as directed by the Trust or its agents.

(b)	Reconcile cash and portfolio positions daily with each Fund’s custodian.

(c)	Verify receipt of and review for reasonableness investment trade instructions when received from an Adviser.

(d)	Maintain individual ledgers and historical tax lots for each security.

(e)	Distribute net asset values and yields to FINRA; and, as agreed, other reporting agencies.

4.           Services Related to Recordkeeping and Reporting

Atlantic shall:

(a)           Prepare and maintain on behalf of the Trust the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the “Rule”):

(i)
Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)
General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv) of the Rule);

(iii)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule;

(iv)
A record of each brokerage order given by or on behalf of any Fund for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

(v)
A record of all options, futures, swaps or other derivatives, if any, in which the Funds have any direct or indirect interest or which the Fund has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property, as required by subsection (b)(7) of the Rule;

(vi)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

(vii)
All other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

SCHEDULE A:  FEE SCHEDULE

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